COMMSCOPE, INC.

              POLICY ON DISCRETIONARY PERFORMANCE COMPENSATION
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                     (Effective as of January 1, 2006)


     Section 1. Introduction. This Policy is maintained by CommScope, Inc. (the "Company") on behalf of the eligible employees described below. This is a payroll policy; it does not provide for the deferral of compensation and, as a result, is not an "employee pension benefit plan" or "employee benefit plan" covered by the Employee Retirement Income Security Act of 1974 (ERISA). Also, it is not a plan of deferred compensation subject to section 409A of the Internal Revenue Code of 1986, as amended ("Code").

     Section 2. Effective Date. This Policy, as it may be amended from time to time, shall be effective for the 2006 calendar year and each calendar year thereafter until amended or terminated.

     Section 3. Eligibility. An "eligible employee" is an employee of any Participating Company, as defined below, who has completed at least 12 consecutive full months of employment with one or more of the Participating Companies and is employed on the date on which the Discretionary Performance Compensation is paid. An employee who is classified as a "temporary employee" and an employee whose terms and conditions of employment are covered by a collective bargaining agreement that does not provide for his participation in this Policy is not an eligible employee.

     Section 4. Annual Base Compensation. Annual Base Compensation means the annualized base rate of earnings paid to an employee by the Participating Company as of the end of the preceding calendar year. Earnings include amounts paid for personal services, but exclude bonuses, overtime pay and commissions. Earnings are determined before taking into account any reduction resulting from an election to have Salary Deferral Contributions made on his behalf pursuant to the CommScope, Inc. Retirement Savings Plan or salary reduction contributions made to any plan established under Code Section 125 and maintained by the Company or Participating Company. It does not include Discretionary Performance Compensation or any deferred compensation in connection with a plan of deferred compensation maintained by the Company or Participating Company, and it does not include special allowances (such as amounts paid to an employee during an authorized leave of absence, moving expenses, car expenses, tuition reimbursement, meal allowances, the cost of excess group life insurance income includible in taxable income, and similar items).

     Section 5. Percentage. The Percentage is a whole, half or quarter percent designated by the Board of Directors of the Company, in its absolute discretion, for the calendar year. The maximum Percentage for any calendar year is two percent (2%). If the Board does not designate a Percentage for a calendar year, the Percentage for that calendar year will be zero.

     Section 6. Discretionary Performance Compensation. The Discretionary Performance Compensation for the calendar year for each eligible employee is the Percentage for the year multiplied by the eligible employee's Annual Base Compensation.

     Section 7. Payment of Discretionary Performance Compensation. The Discretionary Performance Compensation for the calendar year shall be paid in that calendar year at such time and in such manner as the Company shall determine. Only eligible employees who are actively employed by the Company on the payment date shall receive a payment of the Discretionary Performance Compensation for that year.

     Section 8. Participating Companies. For purposes of this Policy, the following companies are Participating Companies: CommScope, Inc., CommScope, Inc. of North Carolina, Cable Transport, Inc., Vextra Technologies, LLC., CommScope Nevada Operations, LLC, CommScope Properties, LLC, CommScope Solutions, Inc., CommScope Solutions Properties, LLC, Connectivity Solutions Manufacturing, Inc. (except for employees whose employment is covered by a collective bargaining agreement) and any member of the Company's controlled group (as that term is defined in section 414(b) or (c) of the Internal Revenue Code of 1986) that adopts the policy with the consent of the Company.

     Section 9. Amendment or Termination. This Policy shall be subject to amendment or termination by the Company at any time for any reason.

     Section 10. No Contract of Employment. This Policy and the potential or actual Discretionary Performance Compensation shall not confer upon any employee the right to continued employment with the Company or any of its subsidiaries or affect in any way the right of the Company and its subsidiaries to terminate the employment of any employee at any time and for any reason.

     Section 11. No Assignment. No potential or actual payment of Discretionary Performance Compensation shall be assigned, transferred, pledged, or otherwise encumbered by an employee.

     This Policy is signed this 27th day of October, 2005.

                                        COMMSCOPE, INC.



                                        By: /s/ Jim Wright
                                           ------------------------------------
                                           Jim Wright, Senior Vice President,
                                           Human Resources and Environment